Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

November 5, 2020

Maxar Technologies Reports Third Quarter 2020 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter ended September 30, 2020. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the quarter include:

●	Consolidated revenues from continuing operations of $436 million
●	Net income of $85 million, including an $85 million gain on remeasurement of the previously held equity interest in Vricon
●	Diluted income per share from continuing operations of $1.32
●	Adjusted EBITDA[1] from continuing operations of $112 million and Adjusted EBITDA[1] margin of 25.7%
●	Closed the acquisition of Vricon, Inc. to purchase the remaining 50% ownership interest on July 1, 2020

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We generated solid year-over-year revenue growth this quarter as demand has remained resilient and our customers continue to rely on us for important national security and commercial missions. We also enjoyed significant backlog growth on a diversified set of awards with both government and commercial customers across our Earth Intelligence and Space Infrastructure segments,” said Dan Jablonsky, CEO. “Our results this quarter further reflect progress on our multi-year strategy to position Maxar for sustained revenue, profit and cash flow growth. We are executing well against our strategic priorities for the year while continuing to respond to the global COVID-19 pandemic by focusing on the protection of the health and safety of our team members, families, customers and communities.”

“Our leverage continued to improve this quarter and we ended the quarter with over $500 million in liquidity, which we believe provides ample flexibility to execute on our multi-year growth plan,” stated Biggs Porter, CFO. “Performance in the quarter was solid, with both year-over-year revenue and profit growth on a consolidated basis and positive free cash flow. While the existence of the COVID pandemic remains a risk to our operations and the operations of our customers, we have thus far been able to manage the crisis roughly in line with expectations. Given that, we are maintaining our outlook for 2020 consolidated revenue, Adjusted EBITDA, and Capex, and we are tightening the range of guidance for operating cash flow.”

On July 1, 2020, we closed the acquisition of Vricon Inc. (“Vricon”) and purchased the remaining 50% ownership interest in Vricon (“Vricon Acquisition”) for $142 million, or $119 million, net of cash at closing. To fund the transaction, we issued $150 million in aggregate principal amount of new senior secured notes due 2027.

Total revenues from continuing operations increased to $436 million from $413 million, or by $23 million, for the three months ended September 30, 2020, compared to the same period of 2019. The increase was primarily driven by an increase in the Space Infrastructure segment which was partially offset by a decrease in the Earth Intelligence segment.

For the three months ended September 30, 2020, net income from continuing operations was $85 million compared to a net loss of $25 million in the same period of 2019. The increase was primarily driven by an $85 million gain on remeasurement of the previously held equity interest in Vricon and an increase in revenues.

For the third quarter of 2020, Adjusted EBITDA was $112 million and Adjusted EBITDA as a percentage of consolidated revenues (“Adjusted EBITDA margin percentage”) was 25.7%. This is compared to Adjusted EBITDA of $109 million and Adjusted EBITDA margin percentage of 26.4% for the third quarter of 2019. The increase was driven largely by higher Adjusted EBITDA from the Space Infrastructure segment partially offset by lower Adjusted EBITDA from the Earth Intelligence segment.

Our results of operations for the three months ended September 30, 2020 include the current estimated impact of COVID-19. We had COVID-19 related EAC growth of $3 million within the Space Infrastructure segment, which negatively impacted our earnings during the three months ended September 30, 2020. The changes in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours along with actuals realized during the three months ended September 30, 2020.

We had total order backlog of $2.2 billion as of September 30, 2020 compared to $1.6 billion as of December 31, 2019. The increase in backlog was primarily driven by a $532 million increase in the Space Infrastructure segment due to new contracts and expansion of existing programs with the U.S. government. There was also an increase in the Earth Intelligence segment driven by the exercise of the $300 million EnhancedView Contract option, partially offset by revenue recognized during the year. Our unfunded contract options totaled $0.9 billion and $1.4 billion as of September 30, 2020 and December 31, 2019, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
($ millions, except per share amounts)
Revenues	$436	$413	$1,256	$1,256
Income (loss) from continuing operations	84	(41)	6	30
Income from discontinued operations, net of tax	1	16	337	36
Net income	$85	$(25)	343	66
EBITDA[1]	192	119	725	501
Adjusted EBITDA[1]	112	109	327	316

Diluted income per common share:
Income (loss) from continuing operations	$1.32	$(0.69)	$0.10	$0.50
Income from discontinued operations, net of tax	0.02	0.27	5.39	0.60
Diluted income per common share	$1.34	$(0.42)	$5.49	$1.10

Weighted average number of common shares outstanding (millions):
Basic	61.0	59.6	60.6	59.6
Diluted	63.4	59.6	62.5	60.0

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2020	2019	2020	2019
Revenues:
Earth Intelligence	$274	$282	$823	$799
Space Infrastructure	181	162	497	553
Intersegment eliminations	(19)	(31)	(64)	(96)
Total revenues	$436	$413	$1,256	$1,256

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Earth Intelligence	$128	$145	$407	$394
Space Infrastructure	12	(3)	(16)	2
Intersegment eliminations	(7)	(12)	(21)	(20)
Corporate and other expenses	(21)	(21)	(43)	(60)
Adjusted EBITDA[1]	$112	$109	$327	$316

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
($ millions)
Revenues	$274	$282	$823	$799
Adjusted EBITDA	$128	$145	$407	$394
Adjusted EBITDA Margin	46.7%	51.4%	49.5%	49.3%

For the three months ended September 30, 2020, Earth Intelligence segment revenues decreased to $274 million from $282 million, or by $8 million, compared to the same period of 2019. The decrease was primarily driven by a $10 million decrease in the recognition of revenue related to the EnhancedView Contract. The amortization of the deferred revenue was complete effective August 2020 and there will be no further deferred revenue recognized on the EnhancedView Contract. The decrease was also driven by the recognition of $9 million of revenue from an international customer due to a delayed contract signing for the three months ended 2019 that did not reoccur for the same period of 2020. These decreases were partially offset by $9 million in revenue growth from new contract awards and expansion of existing programs with the U.S. government.

Adjusted EBITDA decreased to $128 million from $145 million, or by $17 million, for the three months ended September 30, 2020, as compared to the same period of 2019. The decrease was primarily driven by a decrease in revenues as noted above and an increase in cost of services and selling, general, and administrative expenses.

Space Infrastructure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
($ millions)
Revenues	$181	$162	$497	$553
Adjusted EBITDA	$12	$(3)	$(16)	$2
Adjusted EBITDA Margin	6.6%	(1.9)%	(3.2)%	0.4%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method of accounting to determine the percentage of completion over the construction period, which typically ranges between 20 to 36 months and up to 48 months in certain situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment increased to $181 million from $162 million, or by $19 million, for the three months ended September 30, 2020, compared to the same period of 2019. Revenues increased primarily as a result of the impact of an increase in volume related to U.S. government contracts of $27 million during the three months ended September 30, 2020, compared to the same period in 2019. The increase was partially offset by reduced volumes on commercial programs of $6 million and COVID-19 EAC growth of $3 million which negatively impacted revenue for the three months ended September 30, 2020. The increases in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours.

Adjusted EBITDA increased to $12 million of income from a loss of $3 million, or by $15 million, for the three months ended September 30, 2020, compared to the same period of 2019. The increase was primarily driven by a decrease in significant losses of $16 million on a commercial satellite program which includes significant development efforts in 2020 as compared to the same period in 2019. The increase was also impacted by increased margins on certain programs partially offset by a $3 million negative impact related to our COVID-19 operating posture and higher selling, general and administrative expenses.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses for the three months ended September 30, 2020 and September 30, 2019 were $21 million. There was a $12 million increase in selling, general and administrative expenses for the three months ended September 30, 2020, compared to the same period in 2019 driven by an increase in employee compensation and stock-based compensation expense. The increase was partially offset by an $11 million decrease in retention costs related to a 2019 program within the Space Infrastructure segment.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including WorldView Legion. Intersegment eliminations have decreased to $7 million from $12 million, or by $5 million, for the three months ended September 30, 2020 compared to the same period in 2019, primarily related to a decrease in intersegment satellite construction activity.

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Product	$161	$129	$425	$439
Service	275	284	831	817
Total revenues	436	413	1,256	1,256
Costs and expenses:
Product costs, excluding depreciation and amortization	145	140	434	452
Service costs, excluding depreciation and amortization	95	89	275	284
Selling, general and administrative	90	81	237	232
Depreciation and amortization	95	93	274	284
Impairment loss	—	—	14	—
Satellite insurance recovery	—	—	—	(183)
Reduction of gain on sale leaseback	4	—	4	—
Operating income	7	10	18	187
Interest expense, net	36	50	133	148
Other (income) expense, net	(91)	(1)	(98)	2
Income (loss) before taxes	62	(39)	(17)	37
Income tax (benefit) expense	(22)	1	(22)	3
Equity in loss (income) from joint ventures, net of tax	—	1	(1)	4
Income (loss) from continuing operations	84	(41)	6	30
Discontinued operations:
Income from operations of discontinued operations, net of tax	—	16	32	36
Gain on disposal of discontinued operations, net of tax	1	—	305	—
Income from discontinued operations, net of tax	1	16	337	36
Net income (loss)	$85	$(25)	$343	$66

Basic net income (loss) per common share:
Income (loss) from continuing operations	$1.38	$(0.69)	$0.10	$0.50
Income from discontinued operations, net of tax	0.02	0.27	5.56	0.60
Basic net income (loss) per common share	$1.40	$(0.42)	$5.66	$1.10

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$1.32	$(0.69)	$0.10	$0.50
Income from discontinued operations, net of tax	0.02	0.27	5.39	0.60
Diluted net income (loss) per common share	$1.34	$(0.42)	$5.49	$1.10

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$60	$59
Trade and other receivables, net	361	357
Inventory	27	20
Advances to suppliers	49	42
Prepaid and other current assets	46	32
Current assets held for sale	—	751
Total current assets	543	1,261
Non-current assets:
Orbital receivables, net	358	382
Property, plant and equipment, net	844	758
Intangible assets, net	926	991
Non-current operating lease assets	170	176
Goodwill	1,632	1,455
Other non-current assets	92	134
Total assets	$4,565	$5,157
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$124	$153
Accrued liabilities	78	130
Accrued compensation and benefits	87	93
Contract liabilities	275	271
Current portion of long-term debt	9	30
Current operating lease liabilities	41	40
Other current liabilities	59	49
Current liabilities held for sale	—	230
Total current liabilities	673	996
Non-current liabilities:
Pension and other postretirement benefits	191	197
Contract liabilities	2	4
Operating lease liabilities	166	173
Long-term debt	2,413	2,915
Other non-current liabilities	122	110
Total liabilities	3,567	4,395
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 61.0 million and 59.9 million outstanding at September 30, 2020 and December 31, 2019, respectively)	—	—
Additional paid-in capital	1,800	1,784
Accumulated deficit	(741)	(1,082)
Accumulated other comprehensive (loss) income	(61)	59
Total Maxar stockholders' equity	998	761
Noncontrolling interest	—	1
Total stockholders' equity	998	762
Total liabilities and stockholders' equity	$4,565	$5,157

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows (used in) provided by:
Operating activities:
Net income	$343	$66
Income from operations of discontinued operations, net of tax	(32)	(36)
Gain on disposal of discontinued operations, net of tax	(305)	—
Income from continuing operations	6	30
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment losses including inventory	14	3
Depreciation and amortization	274	284
Loss from extinguishment of debt	7	—
Gain from remeasurement of equity interest in acquiree	(85)	—
Amortization of debt issuance costs and other non-cash interest expense	12	6
Deferred income tax benefit	(17)	—
Stock-based compensation expense	24	9
Other	3	11
Changes in operating assets and liabilities:
Trade and other receivables	(3)	(26)
Advances to suppliers	(7)	35
Accounts payables and accrued liabilities	(41)	(80)
Contract liabilities	1	(141)
Other	(7)	3
Cash provided by operating activities - continuing operations	181	134
Cash (used in) provided by operating activities - discontinued operations	(49)	12
Cash provided by operating activities	132	146
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(224)	(203)
Acquisition, net of cash acquired	(118)	—
Return of capital from discontinued operations	20	—
Cash used in investing activities - continuing operations	(322)	(203)
Cash provided by (used in) investing activities - discontinued operations	723	(4)
Cash provided by (used in) investing activities	401	(207)
Financing activities:
Net proceeds of revolving credit facility	—	107
Net proceeds from issuance of 2027 Notes	147	—
Repurchase of 2023 Notes, including premium	(169)	—
Repayments of long-term debt	(523)	(21)
Settlement of securitization liability	(7)	(7)
Payment of dividends	(2)	(2)
Other	4	—
Cash (used in) provided by financing activities - continuing operations	(550)	77
Cash used in financing activities - discontinued operations	(24)	(2)
Cash (used in) provided by financing activities	(574)	75
(Decrease) increase in cash, cash equivalents, and restricted cash	(41)	14
Effect of foreign exchange on cash, cash equivalents, and restricted cash	(5)	—
Cash, cash equivalents, and restricted cash, beginning of year	110	43
Cash, cash equivalents, and restricted cash, end of period	$64	$57

Reconciliation of cash flow information:
Cash and cash equivalents	$60	$52
Restricted cash included in prepaid and other current assets	4	1
Restricted cash included in other non-current assets	—	4
Total cash, cash equivalents, and restricted cash	$64	$57

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
($ millions)
Net income (loss)	$85	$(25)	$343	$66
Income tax (benefit) expense	(22)	1	(22)	3
Interest expense, net	36	50	133	148
Interest income	(2)	—	(3)	—
Depreciation and amortization	95	93	274	284
EBITDA	$192	$119	$725	$501
Income from discontinued operations, net of tax	(1)	(16)	(337)	(36)
Restructuring	—	(1)	—	14
Transaction and integration related expense	2	7	6	14
Impairment loss, including inventory	—	—	14	3
Satellite insurance recovery	—	—	—	(183)
Reduction of gain on sale leaseback	4	—	4	—
CEO severance	—	—	—	3
Gain on remeasurement of Vricon equity interest	(85)	—	(85)	—
Adjusted EBITDA	$112	$109	$327	$316

Adjusted EBITDA:
Earth Intelligence	128	145	407	394
Space Infrastructure	12	(3)	(16)	2
Intersegment eliminations	(7)	(12)	(21)	(20)
Corporate and other expenses	(21)	(21)	(43)	(60)
Adjusted EBITDA	$112	$109	$327	$316

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Thursday, November 5, 2020, reviewing the third quarter results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

http://www.directeventreg.com/registration/event/9078306.

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Thursday, November 5, 2020 at 6:00 p.m. MT (8:00 p.m. ET) to Thursday, November 19, 2020 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In: 1-416-621-4642

Passcode: 9078306#

About Maxar

Maxar is a trusted partner and innovator in Earth Intelligence and Space Infrastructure. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale, and cost effectiveness. Maxar’s 4,000 team members in more than 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com